Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-60825 and No. 333-108569) of Air Methods Corporation of our report dated June 24, 2010 with respect to the statements of net assets available for benefits of Air Methods Corporation 401(k) Plan as of December 31, 2009 and 2008, the related statements of changes in net assets available for benefits for the years then ended, and the related supplemental schedule of Schedule H, line 4i - schedule of assets (held at end of year) as of December 31, 2009, which report appears in the December 31, 2009 annual report on Form 11-K of Air Methods Corporation 401(k) Plan.

Ehrhardt Keefe Steiner & Hottman PC

June 24, 2010
Denver, Colorado